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                                                               EXHIBIT 16.1



February 20, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated February 20, 1996, of Kelley Oil & Gas Partners, Ltd. and are in agreement with the statements contained in the third sentence and in the fourth sentence items (i) and (ii). We have no basis to agree or disagree with other statements of the registrant contained therein.


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